EXHIBIT 21.1

Significant Subsidiaries of the Registrant

The following are significant subsidiaries of Knight Capital Group, Inc. as of December 31, 2008 and the states in which they are organized. Indentation indicates the principal parent of each subsidiary. Except as otherwise specified, in each case Knight Capital Group, Inc. owns, directly or indirectly, at least 99% of the voting securities of each subsidiary. The names of particular subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute, as of December 31, 2008, a “significant subsidiary” as that term is defined in Rule 1-02(w) of Regulation S-X under the Securities Exchange Act of 1934.

Name	State of Entity
Knight Capital Group, Inc.	Delaware
Knight/Trimark, Inc.	Delaware
Knight Securities General, Inc.	Delaware
Knight Securities Operations, Inc.	Delaware
Knight Equity Markets, L.P.	Delaware
Knight Capital Markets LLC	Delaware
DTI Acquisition LLC	Delaware
DT Holdings (GP) LLC	Delaware
DT Holdings (LP) LLC	Delaware
Knight Direct LLC	Delaware
Knight Libertas Holdings LLC	Delaware
Knight Libertas LLC	Delaware
Knight Equity Markets International Ltd.	United Kingdom
Hotspot FX, Inc	Delaware
Hotspot FXr, L.L.C	New Jersey
Hotspot FXi, L.L.C	New Jersey
Hotspot FXpb LLC	Delaware
Hotspot FXi Europe Limited	United Kingdom

ValuBond, Inc.	Georgia
Knight BondPoint, Inc.	Georgia